Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces

Second Quarter 2011 Financial Results

NASSAU, THE BAHAMAS, July 27, 2011 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the second quarter ended June 30, 2011.

Steiner Leisure's revenues for the second quarter ended June 30, 2011 increased 11.5% to $168.4 million from $151.0 million during the comparable quarter in 2010. Net income for the second quarter was $13.2 million compared with $10.0 million for the same quarter in 2010.

Earnings per share for the second quarter ended June 30, 2011 was $0.87 per share, compared with $0.66 per share for the comparable quarter in 2010. The earnings per share data are presented on a diluted basis.

Revenues for the six months ended June 30, 2011 increased 13.3% to $336.4 million from $297.0 million during the comparable six months in 2010. Net income for the six months ended June 30, 2011 was $26.9 million compared with $19.6 million for the same six months in 2010.

Earnings per share for the six months ended June 30, 2011 was $1.77 per share compared with $1.30 per share for the comparable six months in 2010. The above earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider of spa services.  The Company's operations include shipboard and land-based spas and salons.  We provide our services on 155 cruise ships and 69 land-based spas.  Our land-based spas include resort spas, urban hotel spas and day spas and are operated under our Elemis(r), Mandara(r), Chavana(r), Bliss(r) and Remede(r) brands.  In addition, a total of 28 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the Company.  Our cruise line and land-based resort customers include Carnival Cruise Lines, Celebrity Cruises, Crystal Cruises, Harrah's Entertainment, Hilton Hotels, Holland America Line, InterContinental Hotels and Resorts, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Norwegian Cruise Line, Planet Hollywood, Princess Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Sofitel Luxury Hotels, St. Regis Hotels, W Hotels and Westin Hotels and Resorts. Our award-winning Elemis, Bliss and Remède brands are used and sold in our cruise ship and/or land-based spas and are also distributed worldwide to exclusive hotels, salons, health clubs, department stores and destination spas.  Our products are also available at www.timetospa.com and www.blissworld.com.

Steiner Leisure also owns and operates five post secondary schools (comprised of a total of 17 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; Westminster and Aurora, Colorado; and Groton, Newington and Westport, Connecticut. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

The Company will be holding a conference call at 11:00 am (ET) on Thursday, July 28, 2011. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". This call is available for replay from Thursday, July 28, 2011 (approximately 3 hours after the call takes place) until Thursday, August 4, 2011 at approximately 5:00 pm. You may reach it by dialing (402) 220-3093 for both domestic and international calls.

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues:
Services	$112,715	$99,066	$225,744	$196,897
Products	55,677	51,930	110,647	100,070
Total revenues	168,392	150,996	336,391	296,967

Cost of Sales:
Cost of services	91,718	81,448	182,965	161,008
Cost of products	38,966	35,200	77,444	66,319
Total cost of sales	130,684	116,648	260,409	227,327
Gross profit	37,708	34,348	75,982	69,640

Operating Expenses:
Administrative	8,622	8,726	16,429	18,856
Salary and payroll taxes	14,377	13,386	28,463	26,563
Total operating expenses	22,999	22,112	44,892	45,419
Income from operations	14,709	12,236	31,090	24,221

Other Income (Expense):
Interest expense	(249)	(786)	(1,325)	(1,691)
Other income	190	76	217	107
Total other income (expense)	(59)	(710)	(1,108)	(1,584)

Income before provision for income taxes	14,650	11,526	29,982	22,637

Provision for income taxes	1,426	1,566	3,129	3,020

Net income	$13,224	$9,960	$26,853	$19,617

Income per share:
Basic	$0.88	$0.67	$1.79	$1.32
Diluted	$0.87	$0.66	$1.77	$1.30

Weighted average shares outstanding:
Basic	14,995	14,838	14,986	14,795
Diluted	15,231	15,133	15,206	15,076

STATISTICS

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Average number of ships served[1]:	149	126	149	125
Spa	113	103	113	103
Non-Spa	36	23	36	22

Average total number of staff on ships served:	2,515	2,206	2,527	2,153
Spa	2,241	2,019	2,250	1,972
Non-Spa	274	187	277	181

Revenue per staff per day[2]:	$421	$416	$419	$419
Spa	$437	$429	$435	$431
Non-Spa	$293	$280	$290	$281

Average weekly revenues:	$49,766	$50,895	$49,786	$50,605
Spa	$60,728	$58,664	$60,512	$58,167
Non-Spa	$15,529	$15,985	$15,772	$15,954

Average number of land-based spas served [3]	67	67	67	67

Average weekly land-based spas revenues	$30,641	$27,530	$30,628	$28,469

Total schools revenues	$16,428,000	$16,128,000	$33,838,000	$33,083,000

Total wholesale and retail product revenues	$28,869,000	$27,203,000	$57,715,000	$51,483,000

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the period varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas operated, and reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.